RAND LOGISTICS, INC.
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                              RAND LOGISTICS, INC.

                       2008 Second Quarter Conference Call
                                November 14, 2007
                                   9:00 AM ET

Operator:         Good morning & welcome ladies and gentlemen to the Rand
                  Logistics Second Quarter Fiscal 2008 Conference Call. At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode. At the request of the Company we will open the conference up for Questions & Answers after the presentation.

                  This conference call may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of the management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

                  At this time, it is my pleasure to turn the conference over to Laurence Levy, Chairman and CEO. Please go ahead Sir.

Laurence Levy:    Thank you operator. Good morning everyone, and thank you for joining us for Rand's Second Quarter 2008 conference call.
                  After my opening remarks, Scott Bravener, President & CEO of
                  Lower Lakes, will discuss operational highlights for the Second Quarter. Then, Joe McHugh, CFO of Rand, will cover some financial points and Ed Levy, President of Rand will update you on our acquisition of the two Voyageur vessels as well as provide an update on the WMS time chartered vessels and the related work stoppage, which recently concluded. Finally, I will summarize our prospects for next year and we will open up the call for questions.

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                  During the second quarter, our core operations, which include the original eight Lower Lakes vessels, posted higher operating margins before G&A with substantial improvement in our four US flagged vessels. We are very pleased that all three of the WMS vessels which were previously laid up due to a work stoppage are now sailing and servicing our customers' needs. In addition, we are pleased to have closed the acquisition of two conventional bulk carriers from Voyageur Marine Transport on August 27, which will provide significant incremental cash flow to Rand. However, our second quarter financial performance was significantly impacted by the lay-up of the WMS vessels during the work stoppage, and the subsequent August-September start up period during which WMS recruited licensed officers. In addition, the quarter also reflects a significant investment in Finance and Administrative operations and IT infrastructure required to support the growth in our business as well as to comply with Sarbanes Oxley requirements.

                  Now I'd like to turn the call over to Scott. Scott?

Scott Bravener:   Thanks Laurence.

                  First I'd like to discuss the factors that drove and hindered our revenue growth in the second quarter. Year over year revenue growth for the quarter, excluding the WMS vessels, increased by $4 million, or 19% to $24.6 million due to the improved performance of our US vessels, rate increases, and revenue from our newly acquired vessels. Excluding the three WMS time chartered vessels and the just acquired bulk carriers; sailing days equaled 721 for the quarter ended September 30, 2007 versus 727 for the quarter ended September 30, 2006. The maximum number of sailing days for the quarter ended September 30, 2007 was 736. We lost 15 days during the second quarter due to repair work being done on one of our Canadian vessels.

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                  As you all know, on August 1st of last year, we entered into a time charter agreement with Wisconsin & Michigan Steamship Company for the exclusive use of three self-unloading bulk carriers, which substantially expanded our shipping capacity and further strengthened our market position. During the second quarter, the three time chartered vessels generated
                  $1.8 million of revenue compared to $5.5 million during last year's second quarter due to the work stoppage that commenced on May 9, 2007. The three WMS time chartered vessels sailed only 60 days for the quarter versus 183 in the year ago period. We remain very optimistic about the long term benefits that these three vessels will provide to our company.

                  Excluding WMS, our income before G&A Expense for the quarter increased $1.3 million or 22% to $7.0 million. EBITDA growth excluding WMS exceeded revenue growth due to efficiencies realized in our US fleet, higher freight rates both in Canada and the US and better optimization of backhaul opportunities. I see no reason why these trends will not continue into the future and may in fact accelerate as we are able to bring the three WMS vessels up to their full potential.

                  We are well advanced in negotiations to renew our expiring customer contracts for the upcoming 2008 sailing season. At the present time, we have substantially agreed on terms relating to the vast majority of our material contracts that were due to expire in 2008 on economic terms that are consistent with our expectations. In addition, I am pleased to report that we have already been able to secure several new pieces of business for the 2008 sailing season which should further enhance the scheduling efficiency of our fleet. Given the prohibitive cost associated with building new capacity without a material increase in rates, we believe that the overall shipping demand on the Great Lakes will continue to exceed available industry capacity for the foreseeable future. As such, we anticipate price increases in excess of cost increases for the foreseeable future. In addition, we have not been affected by increasing fuel prices as we pass these increases along to our customers.

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                  Operationally, we were able to achieve significant
                  improvements in our performance within our US fleet thus far this year. Investments we have made in personnel, preventative maintenance, and capital expenditures for these vessels have reduced repair costs, improved port efficiencies, and generated increased revenues. We have continued to witness significant improvement in the US fleets' performance in October and early November relative to 2006 and are optimistic that the performance of these vessels will continue to exceed comparable periods from last year. While we have made significant progress in improving the results of the four US vessels, I believe that additional profit enhancement opportunities still exist.

                  I am pleased with our base business' operating performance for our first half and am happy to have regained the full capacity utilization of the three WMS time chartered vessels. I'll now turn the call over to Joe.

                  Joe?

Joe McHugh:       Thanks Scott. I'm sure you've all read through our second
                  quarter news release and possibly even our 10-Q filed yesterday, so I'm not going to reiterate all of the numbers.

                  Excluding the financial results of the Variable Interest Entity WMS, for which Rand was the primary beneficiary under GAAP rules even though Rand has no ownership interest in that entity, EBITDA decreased from $5.5 million for the second quarter of last year to $3.0 million for the second quarter of this year. We incurred a loss of $1.4 million associated with the vessels operated under the WMS time charter versus a positive EBITDA of $1.4 million in the comparable quarter. Excluding the WMS vessels, EBITDA for core operations would have increased by $200,000 from 2006 to 2007, despite a $1 million increase in G&A expenses.

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                  Specifically, G&A at the operating company increased by $1.2 million to $2.0 million , primarily attributable to a number of initiatives necessary to support the Company's growth. We consider approximately $800,000 of the increase to be non-recurring, including (1) the cost to significantly upgrade the Finance and IT infrastructure, (2) expensing certain costs arising out of the Voyageur Transactions, and (3) costs related to the FIN-48 tax rule. Costs related to the IT Infrastructure upgrade will continue through the end of this fiscal year. The increase in operating company G&A was in part offset by a $150,000 decrease in Rand's public company expenses, including reduced legal expenses. We remain committed to our goal of maintaining cash expenses at the Rand level at $2.7 to $3.0 million per year.

                  Now I'd like to turn it over to Ed. Ed?

Ed Levy: Thanks, Joe. We are pleased with the progress that we have made not only in building Rand from 8 vessels in March of 2006 to 14 currently, but also in the management and systems improvements that we have implemented to support this growth. We believe that much of the investment spending necessary to upgrade our management infrastructure and support will be behind us at the end of this fiscal year. As we have reported, Wisconsin and Michigan Steamship's agreement with the American Maritime Officers expired on July 31 pursuant to its terms and was not renewed. Under the agreement, the AMO had provided the supervisory positions on the WMS vessels and had been engaged in a work stoppage since May 9th. Subsequent to the Agreement expiration, WMS has recruited new supervisory officers to operate the three vessels. We believe that with a full sailing season and the new labor structure that WMS has put in place, there is significant earnings growth potential associated with these three vessels that is not currently reflected in our financial performance.

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                  At the end of August we were pleased to announce the
                  acquisition of the two Voyageur Marine Transport vessels and the signing of a long term contract of affreightment on a third vessel, which includes a purchase option . Similar to our self unloading vessels, there are a limited number of bulk carriers on the Great Lakes and we do not believe that it is economically feasible to add new capacity for the foreseeable future. As such we believe that the supply demand imbalance that currently exists in this market will continue. These vessels not only leverage our existing customer relationships but also expand the range of services that we can provide to our customers and diversify our end markets served. Consistent with our stated strategy, we were able to secure long term contracts for the boats capacity through 2011 with a variety of premier grain customers. Based on the $23.7 million purchase price paid for the assets, we acquired these assets at less than 5.0 times EBITDA. Similar to the three WMS vessels, our recent financial results do not yet fully reflect the benefit of the Voyageur assets.

                  As Scott mentioned we believe that overall demand on the Great Lakes should continue to exceed available market capacity for the foreseeable future. Consistent with our strategy to capitalize on the market trends we are witnessing, we remain focused on building upon our strong base business and are actively pursuing a variety of "in-market" acquisition opportunities, which we believe will continue to strengthen our competitive position and create value for our shareholders.

                  Finally, as many of you are aware, in the next 5 to 8 years our Canadian competitor, Seaway Marine Transport (Algoma Central), will either need to decommission their existing vessels or make a material investment to refurbish them. Late last week, Seaway Marine Transport announced that they will

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                  invest approximately $125 million to rehabilitate two of their vessels. This compares to our total acquisition price of approximately $53 million for the original eight Lower Lakes vessels, a price of $18 million paid by WMS for the three vessels purchased from Oglebay Norton which we in turn have an option to acquire for a comparable amount and our $23.7 million purchase price for the two Voyageur vessels. We continue to believe we have acquired very attractive assets at attractive valuations.

                  With that said, I would like to turn the call back to Laurence.

Laurence Levy:    Thanks Ed. We, as a management team, do believe that Rand is at a positive inflection point and should enjoy a strong financial year in calendar 2008. Our existing base business is performing well with our US flag vessels performing particularly well compared to last year. We expect this strong trend to continue. Our WMS time chartered vessels are all sailing again and servicing customer needs with a lower operating cost structure than existed before the work stoppage. We anticipate having them fully operational for the whole of next year at significantly improved profit margins compared to the current work stoppage interrupted year. Our two bulk carriers are performing well and will contribute a full year of profitability in calendar 2008. Thus far, customer contract renewals and pricing have met our expectations and we have added several new pieces of business which will improve our fleet efficiency by increasing our capacity utilization. Lastly, I would highlight that well over half of our cash flow is generated in Canadian dollars, which has been a strongly appreciating currency against the US dollar, the currency in which we report results.

                  With that said, operator, could you please begin the Q&A portion of the call?

Operator:         Thank you. The question and answer session will begin at this time. If you're using a speakerphone, please pick up the handset before pressing any numbers. Should you have a

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                  question please press star 1 on your push button telephone. If you wish to withdraw your question please press star 2. Your question will be taken in the order that it is received.
                  Please stand by for your first question. Once again that is star 1 on your push button telephone to ask a question.

                  Our first question.

Operator:         Once again ladies and gentlemen if you would like to ask a question, please press star 1 on your telephone keypad. At this time there are no additional questions. I will now turn the call back over to Mr. Laurence Levy.

Laurence Levy:    Thank you very much operator. We continue to be optimistic about Rand's long term prospects. We thank you all for your interest in Rand and we look forward to speaking to all of you during our next call.

Operator:         Thank you sir. This concludes our conference call for today.
                  Thank you all for participating and have a nice day. All parties may now disconnect.

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